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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number:  33-13061

                           OWENS-ILLINOIS GROUP, INC.
              (Exact name of registrant as specified in its charter)

                                   One SeaGate
                               Toledo, Ohio  43666
                                 (419) 247-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      GUARANTEE OF 11% SENIOR DEBENTURES DUE 2003 OF OWENS-ILLINOIS, INC.
          (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [ ]            Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]
    Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6               [X]
    Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Owens-Illinois Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




                                        OWENS-ILLINOIS GROUP, INC.


DATE:  March 26, 1998               By: /s/ Lee A. Wesselmann
                                        --------------------------
                                        Lee A. Wesselmann, Senior Vice
                                        President and Chief Financial Officer